Exhibit 99.1

OLD POINT FINANCIAL ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE

August 14, 2008

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.17 per share of common capital stock to be paid on September 30, 2008, to shareholders of record as of August 29, 2008. This represents a 6.25% increase over the previous quarter’s dividend of $0.16.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $836 million in assets as of June 30, 2008, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank with 20 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286